Exhibit (b)

This is a convenience translation into English of a Spanish original document. This translation is without legal effect and, in the event of any discrepancy with the Spanish original version, the Spanish original version shall prevail.

CREDIT FACILITY AGREEMENT

between

PETERSEN ENERGÍA INVERSORA, S.A.

as borrower

and

BANCO SANTANDER, S.A.

as

financing entity

June 6, 2008

APPEARING

Of the one part,

(i) PETERSEN ENERGÍA INVERSORA, S.A.U. (hereinafter “PEISA”), a Spanish company, with registered office in Madrid, at calle Velázquez, 9, and holder of Tax Identification Number A-85392751, represented for this purpose by Mr. Ignacio Cruz Morán, of legal age and holder of current Argentinean passport number 21763012-N, and by Mr. Mauro Renato José Dacomo, of legal age and holder of current Argentinean passport number 16764606-N, in their capacity as directors, with sufficient powers to execute this Agreement as proven by deed of power of attorney, executed in the presence of Mr. Martín María Recarte Casanova, Notary of Madrid, on April 24, 2008, under number 953 of his protocol.

(ii) BANCO SANTANDER, S.A. (hereinafter the “Financing Entity”), a Spanish company, with registered office at Paseo Pereda, 9-12, 39004 Santander, Cantabria, holder of Tax Identification Number A-39000013, represented for this purpose by Mr. Juan de Porras Aguirre, of legal age, and holder of Identity Card number 24194191-P, and by Mr. Javier Martín Robles, of legal age and holder of Identity Card number 7871290-T, with sufficient powers to execute this Agreement pursuant to deeds of power of attorney executed in the presence of Mr. José María de Prada Díez, Notary of Burgos, on March 9, 2007, under number 685 of his protocol, and on March 1, 2002, under number 574 of his protocol, respectively.

WHEREAS

I. PEISA is going to acquire from certain companies belonging to the group headed by the Spanish company Repsol YPF, S.A. (hereinafter “Repsol” or the “Guarantor” and the group of companies headed by Repsol, the “Repsol Group”), 0.1% of the capital stock of the Argentinean company YPF, S.A. (hereinafter “YPF”) in accordance with the terms established in the agreement granting a call option on the shares of YPF representing 0.1% of its capital stock signed on February 21, 2008 (hereinafter the “Call Option Agreement”), for which it has sought finance from the Financing Entity.

In this respect, on May 20, 2008, PEISA notified to the Guarantor and to YPF its intention to exercise the aforementioned call option as well as, in compliance with the provisions of the bylaws of YPF, the consequent making of a tender offer (hereinafter the “Offer”) for all of the capital stock of YPF. The price offered in the Offer is up to USD 49.45 per share (hereinafter the “Price Offered”).

II. The terms and conditions of the Offer are those contained in the explanatory prospectus and in the schedules thereto (hereinafter the “Prospectus”) which, in compliance with the applicable legislation, is going to be presented to the Argentinean National Securities Commission for the authorization of the Offer. The Guarantor has undertaken to refrain from taking up the Offer.

III.  In order to finance PEISA for: (i) the acquisition of 0.1% of the capital of YPF (hereinafter the “Acquisition due to the Option”), (ii) the acquisition of the shares of YPF resulting from the Offer (hereinafter the “Acquisition due to the Tender Offer” and, together with the Acquisition due to the Option, the “Acquisition”) and (iii) the costs, expenses and taxes associated with the purposes described in points (i) and (ii) above, PEISA has requested from the Financing Entity the opening of a commercial credit facility for the maximum sum of USD 198,500,000 (ONE HUNDRED AND NINETY-EIGHT MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS).

IV. On June 2, 2008, the Special Assembly of Class A Shareholders of YPF authorized the Acquisition.

V. The Guarantor has undertaken to guarantee, on a joint and several basis and on demand, the payment obligations of PEISA under the credit facility referred to in the previous recital. For these purposes, it is necessary for the entry into force of the Agreement that the Guarantor execute, together with PEISA and the Financing Entity, a security agreement (hereinafter the “Security Agreement”) in terms substantially identical to those attached as Schedule 3.

VI. In the light of the foregoing, the Parties have agreed to enter into this finance agreement (hereinafter the “Agreement”), all in accordance with the following,

CLAUSES

INTRODUCTORY

This Agreement shall come into force and shall therefore be enforceable provided that the Security Agreement is entered into before June 13, 2008 (the “Deadline”).

PEISA and the Financing Entity undertake to enter into the Security Agreement, provided that the Guarantor does so.

For these purposes, if by the Deadline, the Security Agreement has not been entered into, this Agreement shall be terminated and discharged, the commitments and obligations assumed by the parties therein being annulled.

1.	AMOUNT AND PURPOSE OF THE CREDIT FACILITY

1.1.  Amount

Subject to the terms and conditions established in this Agreement, the Financing Entity grants to PEISA, which accepts, a commercial credit facility (the “Credit Facility”) for the maximum sum of USD 198,500,000 (ONE HUNDRED AND NINETY-EIGHT MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS) (the “Amount of the Credit Facility”).

PEISA undertakes to draw down the Credit Facility under the terms and conditions established in this Agreement, to repay the principal drawn down and pay the interest thereon; it also undertakes to pay the commissions, costs, taxes and expenses assumed under the Credit Facility and to fulfill its other obligations in accordance with the provisions of this Agreement.

1.2.  Purpose

The Credit Facility shall be used exclusively to finance (i) the purchase by PEISA of a number of American Depositary Shares (ADS) of YPF, owned by the Repsol Group which represent 0.1% of the capital stock of YPF, under the terms of the Call Option Agreement, (ii) the purchase of the shares of YPF which may be acquired by PEISA in the framework of the Acquisition due to the Tender Offer and (iii) the costs, expenses and taxes associated with the purposes described in points (i) and (ii) above (including, among other costs, the difference in the exchange rate which arises from paying foreign currency in the Republic of Argentina for the purpose of applying part of the amount of the Credit Facility to the payment of the shares of YPF corresponding to the Acquisition due to the Tender Offer).

2.	DRAWDOWN OF THE CREDIT FACILITY

2.1  Drawdown Conditions

PEISA may draw down the Credit Facility in one or more drawdowns (each of them a “Drawdown”) during the Drawdown Period, provided that, both on the date of the request for the relevant Drawdown and on the expected date of disbursement thereof, the following conditions are fulfilled:

a) That there are no grounds for early termination of this Agreement in accordance with Clause 15 nor are any of such grounds going to arise as a result of the making of the Drawdown.

b) That the Offer has been authorized by the Argentinean National Securities Commission and not rejected by the SEC in the United States, which shall be proven in the latter case by a certificate issued for such purpose by the directors of PEISA.

Without prejudice to the aforementioned, PEISA may draw down a sum of up to USD 5,000,000 (FIVE MILLION U.S. DOLLARS) to finance the purpose described in Clause 1.2 (iii), if merely the conditions provided in point a) above are fulfilled.

2.2  Drawdown of the Credit Facility

The Credit Facility may be drawn down once the conditions established in section 2.1 above have been fulfilled (or exonerated, where relevant, by the Financing Entity), from the date of no rejection of the Offer by the SEC in the United States and of the authorization of the Argentinean National Securities Commission up to the date on which six (6) months and one day elapse from the commencement of the period of acceptance of the Offer (the “Drawdown Period”), after which any portion not drawn down of the Credit Facility may no longer be used.

In any event the Drawdown Period shall end on January 15, 2009.

The date of supply of the funds requested shall be that notified in the relevant Drawdown request (each date of supply of funds shall be considered the “Drawdown Date”).

Each Drawdown request which must be received by the Financing Entity, at least on the second Business Day prior to each Drawdown Date, shall comply with the standard form attached as Schedule 1, shall be irrevocable, PEISA being obliged to draw down the amount requested on the date and of the amounts indicated, and must be signed by a person or persons with sufficient powers to represent PEISA.

The Drawdowns made against the Credit Facility whose purpose is the Acquisition due to the Tender Offer must also be accompanied by a certificate issued by the agent bank or banks, (hereinafter all such banks are jointly referred to as the “Agent Bank of the Tender Offer”) selected by PEISA in the framework of the Offer (or in the absence thereof, by the documentation which is received for such purposes by PEISA in the framework of the Offer in which the amounts which must be paid in the framework of the Acquisition due to the Tender Offer are set forth), before or during the settlement period of the Offer in which the amount which PEISA must pay to the offerors of shares of YPF shall be indicated. However, the amount of such Drawdown, subject to the limit of the Amount of the Credit Facility, may exceed the amount established in that certificate, provided that it is used for the purposes provided in Clause 1.2 and is proven by documentary means.

Under no circumstances may the amount of any Drawdown or the sum of the amount of a Drawdown together with that of the previous Drawdowns exceed the Amount of the Credit Facility.

2.3  Supply of funds of each Drawdown

The funds drawn down by PEISA must be disbursed by the Financing Entity on the relevant Drawdown Date in the accounts designated for such purposes by PEISA in the Drawdown request (which in the case of the consideration for the shares of YPF the subject-matter of the Acquisition, must be the account of the Agent Bank of the Tender Offer (or that opened by PEISA in the Agent Bank of the Tender Offer) or that of Repsol depending on whether they relate to the Acquisition due to the Tender Offer or to the Acquisition due to the Option).

PEISA recognizes and accepts that the payment made in accordance with the provisions of this Clause will have all the legal effects of the supply and will constitute a valid receipt of payment and recognition of the supply of the funds from the Drawdown by PEISA.

3.	SPECIAL CREDIT ACCOUNT

The Financing Entity shall open a special account in which it shall record the Drawdowns, accruals and the payments which are made in relation to the Credit Facility.

The following entries shall be made in this account, where relevant:

TO DEBIT:

•	The amounts drawn down by PEISA as the principal of the Credit Facility; and

•	The interest, commissions and any other items accrued against the Credit Facility; the appropriate entries may be made for amounts accrued pending maturity each day or grouped together for any periods of time;

TO CREDIT:

•	The payments received by the Financing Entity for settlement or repayment of obligations arising from the Credit Facility.

So that the balance of the account establishes at all times the net balance owed by PEISA to the Financing Entity as a result of the Credit Facility.

4.	INTEREST APPLICABLE TO THE CREDIT FACILITY

4.1.  Accrual and payment of interest

Interest shall accrue daily on the amount of the Credit Facility drawn down and pending repayment, on the basis of a three hundred and sixty (360) day year.

The interest rate for the Credit Facility shall be fixed for all the interest periods, the rate being applied to the principal of the Credit Facility drawn down and not repaid during that period.

The interest rate shall be equal to the sum of (a) the “Reference Interest Rate” plus (b) the “Margin”.

The Reference Interest Rate applicable for each Drawdown of the Credit Facility shall be determined on the market offer curve of ICAP published by the broker ICAP on the Reuters Page ICAP1 (or in the absence thereof, by the broker Tullet/Cantor Reuters SMKR100 screen) for fixed-rate swaps against USD-LIBOR-BBA, on the same day as the Drawdown of the Credit Facility in question, for the period between the relevant Drawdown Date of the Credit Facility and the Final Maturity Date, subject to the reasonable commercial adjustments in accordance with the schedule of repayments, increased by a margin of 5 basic points (0.05%).

If, due to extraordinary circumstances or for any other reason, a quotation of the above-mentioned Reference Interest Rate is not provided, PEISA and the Financing Entity shall negotiate in good faith for a period of five (5) Business Days an alternative rate to replace the above-mentioned rate, including the other necessary modifications to the content of this Agreement (e.g. Clause 6.2 below). When such period has elapsed, such Drawdown request shall be annulled.

The Margin applicable shall be 1.25%.

The interest rate determined by the Financing Entity and notified to PEISA at the time it is determined, shall be binding on PEISA, unless there is a manifest error, in which case the appropriate rectification shall be made.

The interest accrued during each of its Interest Periods shall be due and payable and must be paid by PEISA on the last day of the Interest Period in question, without a prior request being necessary, in the manner established in Clause 7 of this Agreement.

4.2.  Interest Periods of the Credit Facility

For each Drawdown made against the Credit Facility, the time between the relevant date of Drawdown of the Credit Facility and the Final Maturity Date shall be deemed to be divided into successive periods known as “Interest Periods”.

For each Drawdown, the duration of the Interest Periods (excluding the first) shall be six months and shall comply with the following rules:

(a) The first Interest Period shall commence on the date of the relevant Drawdown of the Credit Facility and shall end on the first of the following dates (i) the following May 15 or (ii) the following November 15. Each of the following Interest Periods of such Drawdown shall commence on the last day of the immediately previous Interest Period. At the end of each Interest Period a new Interest Period shall commence. For the accrual, calculation and settlement of interest of the different Interest Periods the first day of the period shall be deemed to be included and the last day to be excluded.

(b) The dates established in this Agreement for the making of any payment which are not a business day shall be deemed to be transferred to the next Business Day, unless the latter falls within the next month of the calendar, in which case they shall be deemed to be transferred to the Business Day immediately prior to that date.

The next Interest Period shall end on the same date as that which would have been applicable if the adjustment to the immediately previous Interest Period in accordance with the above-mentioned rules had not occurred.

(c) The duration of the last Interest Period shall be necessarily adjusted, where relevant, as regards to the conclusion thereof so as to coincide with the Final Maturity Date.

4.3.  Effective Annual Interest Rate

For information purposes, in accordance with the requirements of Circular 8/1990 of the Bank of Spain, published in the Official State Gazette number 226, of September 20, 1990, as amended by Circular 4/1998, of January 27, it is placed on record that the effective annual interest rate for the nominal interest rate applicable to the Credit Facility will be determined in accordance with the formula which appears in Annex V of the Circular, in accordance with the new denominations of the mathematical symbols contained in Circular 13/1993 of the Bank of Spain of December 21, 1993, which is expressly deemed to be reproduced. Taxes and expenses shall be excluded from the calculation.

4.4.  Calculation

The absolute amount of the interest which will accrue daily in favor of the Financing Entity due to the principal pending repayment shall be calculated in accordance with the following formula:

Interest =	P x FIR x d

36,000

Where

“P” is the amount of the principal drawn down pending repayment on the last day of the relevant Interest Period before the appropriate repayment is made.

“FIR” is the fixed annual nominal Interest Rate

“d” is the number of days of the Interest Period settled

5.	COMMISSIONS

The Financing Entity shall receive certain commissions in accordance with the terms agreed in a separate letter.

6.	REPAYMENT

6.1  Ordinary repayment of the Credit Facility

The total of the amount of the Credit Facility drawn down shall be reimbursed in an ordinary manner on the dates and for the amounts resulting from applying the percentages contained in the following table:

Repayment Percentage of the
Amount of the Credit
Facility Drawn Down on the
Date	Date of Each Payment

November 15, 2008	1.50%
May 15, 2009	1.50%
November 15, 2009	1.75%
May 15, 2010	1.75%
November 15, 2010	1.75%
May 15, 2011	1.75%
November 15, 2011	1.75%
May 15, 2012	2.00%
November 15, 2012	2.00%
May 15, 2013	2.00%
November 15, 2013	82.25%
TOTAL	100%

In any event, if on November 15, 2013 amounts remain to be repaid exceeding 82.25% of the amount drawn down of the Credit Facility, PEISA must repay the total outstanding of the Credit Facility on that date.

On November 15, 2013 (hereinafter the “Final Maturity Date”), PEISA must have repaid the total of the amounts owed from the Credit Facility under the Agreement, including, in addition to the payment of the principal, the interest, late-payment interest, commissions, fees, taxes, expenses and any other item for which PEISA is liable in accordance with this Agreement. When this has been done, the credit facility shall be deemed to be cancelled in full.

6.2	Voluntary early repayment or on grounds of early maturity of the Credit Facility. Obligatory early repayment of the Credit Facility. Rules applicable.

The amount by which a voluntary early repayment as an early partial repayment of the Credit Facility may be requested may not be less than USD 5,000,000.

The grant of the Credit Facility, which is of a fixed interest rate, is based on the hedging of the interest rate risk for a period equal to the duration of each Drawdown of the Credit Facility which the Financing Entity may arrange at its expense. Consequently, it is essential for the economic and financial equilibrium on which this transaction is based, to maintain it for the agreed term, since the hedging of the Financing Entity will be thus agreed on the market for these purposes. On this basis and as an essential term of this agreement, the parties agree that if PEISA either decides to fully or partially repay the Credit Facility in advance or any of the grounds envisaged in this agreement for the early repayment thereof arises (even for obligatory early repayment), PEISA shall be liable for the cost involved for the Financing Entity of the cancellation of the hedging of the amount the early maturity of which occurs, and the reestablishment of its position on the market, at the time the early cancellation takes effect (hereinafter the “Breakup Cost”).

For the purposes of establishing the amount subject to hedging for each Measurement Period (as defined in the next Clause), PEISA, together with each Drawdown request, must inform the Financing Entity of the estimated amount of obligatory early cancellation which will occur on each repayment date agreed by application of Clause 6.3 (1) below (the “Estimated Amount of Obligatory Repayment”).

The Estimated Amount of Obligatory Repayment determined according to the estimation mentioned in the previous paragraph shall not involve, in the event of early repayment, any penalty or commission, or Breakup Cost.

Any amount of obligatory early repayment which differs from the Estimated Amount of Obligatory Repayment or which is made on a date other than that envisaged in the Drawdown request shall be subject to the relevant Breakup Cost.

Such Breakup Cost shall be equal to that which the Financing Entity would incur by arranging on the market a transaction for an amount, residual period (meaning the period from the actual date of cancellation (inclusive) up to the original maturity date of the relevant Drawdown made under the Credit Facility (exclusive)) and fixed interest rate, equal to those of the relevant Drawdown made under the Credit Facility which is cancelled, which has the effect of neutralizing, for the Financing Entity the possible negative effect caused by the breakup of the hedging in relation to such Drawdown (excluding, whenever applicable, the Estimated Amount of Obligatory Repayment). If the effect caused by the breakup of the hedging is positive, such difference shall benefit PEISA.

The Financing Entity shall endeavor to the best of its ability to mitigate the Breakup Cost which may arise for PEISA from any early repayment.

The voluntary early repayment shall not involve any penalty or commission other than the Breakup Cost.

Cancellation procedure.   At any time from any date of Drawdown of the Credit, and for the repayment of amounts disbursed under the Credit Facility, PEISA may request from the Bank a quotation of the Breakup Cost at which the full or partial early cancellation of the relevant Drawdown made under the Credit Facility can be made. Such notification shall be made before 12:00 hours of the day in question 2 business days prior to the date on which PEISA wishes to make the early repayment.

When such petition has been received, or in cases of obligatory early repayment, even in the event of early maturity, the Financing Entity shall provide PEISA with a quotation of the Breakup Cost of cancellation for the full or partial amount of the relevant Drawdown made under the Credit Facility the early cancellation of which occurs, which shall be calculated by the Financing Entity as follows, with the qualifications and under the conditions established in the third and fourth paragraphs of this Clause in relation to the scenario envisaged in Clause 6.3 (1) below, i.e. excluding, whenever applicable, the Estimated Amount of Obligatory Repayment:

a) The Financing Entity shall calculate the fixed market interest rate, for a loan of an amount and term equal to the amount and residual term of the relevant Drawdown made under the Credit Facility or amount of the relevant Drawdown made under the Credit Facility which is cancelled, as the case may be. If the fixed market interest rate calculated is greater or less than the fixed interest rate agreed for the Drawdown granted under the Credit Facility, the Financing Entity shall calculate the differential and shall determine the amount of the interest which could accrue on the Drawdown granted under the Credit Facility or amount of the relevant Drawdown made under the Credit Facility which is cancelled in advance, for a period equal to that remaining until the maturity date originally agreed for the Drawdown granted under the Credit Facility, by applying to such amount the differential previously calculated.

b) The amount of the interest determined by the Financing Entity, in accordance with the provisions of paragraph a) above, shall be reduced by revising it to the present value, on the date on which the early cancellation takes effect, by applying the following formula:

where,

Vp:  is the present value of the flows of the interest pending until the original maturity of the relevant Drawdown made under the Credit Facility, resulting from the application of the differential calculated on the amount which is cancelled.

Vfi:  is each of the flows of the interest pending until the original maturity date of the relevant Drawdown made under the Credit Facility, resulting from the application of the differential calculated on the amount which is cancelled.

TS:  is the interest rate, converted to the Calculation Base of the relevant Drawdown made under the Credit Facility, for an interest rate swap transaction, based on the bid quotation, published on the ICAPEURO screen on the second business day prior to the date on which the early cancellation takes effect, such transaction having settlements as close as possible, considered as rounded downwards, to each of the flows of interest pending until the original maturity of the relevant Drawdown made under the Credit Facility.

ni:  is the number of days from the date of payment of each flow of interest pending (inclusive) up to the value date or which the settlement is made (exclusive), divided by the Calculation Base used to calculate the interest of the relevant Drawdown made under the Credit Facility.

t:  is the number of flows of interest pending until the original maturity date of the relevant Drawdown made under the Credit Facility, resulting from the application of the differential calculated on the amount which is cancelled (Vfi), calculated from the date of full/partial cancellation of the relevant Drawdown made under the Credit Facility, up to the original maturity date of the relevant Drawdown made under the Credit Facility.

Calculation Base: present/360.

c) If the fixed interest rate calculated by the Financing Entity, in accordance with the provisions of section a) above, is less than the fixed interest rate agreed for the Drawdown granted under the Credit Facility, the sum Vp, calculated in accordance with the provisions of the previous sections, shall constitute the sum which must be paid to the Bank by PEISA.

d) If, on the other hand, the fixed interest rate calculated by the Financing Entity, in accordance with the provisions of section a) above, is greater than the fixed interest rate agreed for the Drawdown granted under the Credit Facility, the sum Vp, calculated in accordance with the provisions of the previous sections, shall constitute the sum which must be paid to PEISA by the Financing Entity.

If PEISA decides to voluntarily cancel, in whole or in part, the Drawdown granted under the Credit Facility, it shall notify the acceptance of the rate to the Bank before 13:00 hours on the date on which it received the quotation. Once such quotation has been accepted, the decision to cancel shall be considered irrevocable and the Drawdown granted under the Credit Facility shall be cancelled in whole or in part, as the case may be. When the Drawdown granted under the Credit Facility has been cancelled, PEISA shall pay the relevant amount with value on the actual date of cancellation. In the case of obligatory early cancellation PEISA is deemed to accept the above-mentioned quotation from this time.

If PEISA (only in the case of voluntary early cancellation) does not accept the quotation provided by the Financing Entity, it shall so inform this entity before 13:00 hours on the date on which it received the quotation and the parties, in good faith, shall endeavor to reach an agreement on the market fixed rate used to calculate the Breakup Cost arising from the cancellation. If the parties have not reached an agreement before 13:00 hours Madrid time on the Business Day following the date on which PEISA received the relevant quotation, the Financing Entity shall request from four reference financial institutions (the Reference Entities), their quotations of fixed interest rates for the amount and term at 13:00 hours Madrid time, on that date. When more than three quotations have been received, the arithmetical average of the quotations provided, discarding the highest and the lowest received, shall be considered the cancellation price. If only three quotations are received, their arithmetic average shall be calculated, and the same shall apply if two quotations are received. If a single quotation is obtained, it shall be considered that it is not possible to determine by this system the fixed calculation rate, in which case the bid interest rate of Swaps on the ICAPEURO screen, for the Business Day prior to the date on which the early cancellation sought to be made takes effect, for a term equal to that remaining for the maturity originally agreed for the Drawdown granted under the Credit Facility, or where relevant, the closest rounded downwards, shall be adopted as a fixed reference rate for determining the amount to be paid by PEISA to the Bank, or vice versa, as the case may be.

For the purposes of this Clause, the following shall be considered Reference Entities:

•	Banco Bilbao Vizcaya Argentaria, S.A.

•	Caja de Ahorros y Monte de Piedad de Madrid

•	Barclays Bank plc.

If any two of the Reference Entities have merged, or any of them has merged with a third entity and has ceased to exist as such, the Financing Entity may select new Reference Entities, which must be prominent credit institutions due to their activity on the credit market, in the currency of the relevant Drawdown made under the Credit Facility.

6.3  Cases of obligatory early repayment of the Credit Facility

In addition to the ordinary repayment of the credit granted, under the Credit Facility, on its maturity dates, PEISA will be obliged to repay on an obligatory basis the following items:

1) On the last day of the Measurement Period, (as defined below), PEISA shall repay in advance the credit granted under the Credit Facility, of an amount equal to the amount of the Excess Cash Sweep for such Measurement Period.

Amount of Sweep means, for each Measurement Period, 75% in relation to any amount representing Excess Cash.

Excess Cash means, in relation to each Measurement Period, the total amount of the dividends and other distributions in cash received by PEISA during the Measurement Period in question in relation to the shares of YPF the acquisition of which by PEISA has been financed, from the credit granted under the Credit Facility, less the sum of (i) the amounts of interest of the relevant Drawdown made under the Credit Facility payable during each Measurement Period, (ii) the amounts of principal of the credit in accordance with the repayment table included in point 6.2, (iii) the amounts of taxes whose taxable event is the possession of shares of YPF acquired (including payments made to its direct or indirect shareholders), (iv) the commissions and expenses under this agreement, payable by PEISA, during the respective Measurement Period.

Measurement Period means, initially, the Period commencing on the date of signature of this agreement and ending on the first date of ordinary repayment of the principal of the credit, granted under the Credit Facility (inclusive), and from that date onwards, the Period commencing on the next day inclusive and ending on the next repayment date of the relevant Drawdown made under the Credit Facility and so forth.

2) The net amount obtained by PEISA in the event of disposal of the shares of YPF the acquisition of which by PEISA has been financed from the credit granted under the Credit Facility. The net amount shall be applied to the early repayment of the relevant Drawdown made under the Credit Facility on the date of expiration of the Measurement Period immediately after the date of the disposal of such shares. In any event, the amount obtained by PEISA as a result of the sale of the shares in question shall remain unwithdrawable in account number 0049 1500 09 2210417119 (IBAN ES69 0049 1500 0922 1041 7119) opened by PEISA in the Financing Entity.

3) If, for any reason, the Acquisition is terminated, and provided that, as a result of such termination, the parties thereto return their benefits to each other. In this case the obligatory early repayment shall affect all amounts, for any reason, pending payment.

7.	PAYMENTS

On each date on which PEISA must pay any sum owed in accordance with this Agreement it shall do so, without a prior request being necessary, before 10:00 a.m., with value on that same day.

In order to make any payment which is owed in accordance with this Agreement, PEISA must allocate sufficient funds in account number 0049 1500 09 2210417119 (IBAN ES69 0049 1500 0922 1041 7119) opened for this purpose in the Financing Entity, which is irrevocably authorized to debit to this account any amount which is owed.

The payments thus made by PEISA to the Financing Entity shall constitute a valid receipt in favor of PEISA.

The sums owed under this Agreement shall be paid by PEISA in U.S. Dollars.

8.	ATTRIBUTION OF PAYMENTS

Any payment made by PEISA to the Financing Entity in accordance with this Agreement shall be applied to the following items in the same order as is established below:

(a) Late-payment interest.

(b) Ordinary interest accrued and due.

(c) Expenses provided for in Clause 11.

(d) Commissions.

(e) Taxes.

(f) Additional expenses provided for in Clause 12.

(g) Judicial costs.

(h) Capital.

Within each item above the attribution of payments shall commence with the oldest debts. However, the attribution to certain debts does not in any event mean the waiver of others, although older, whether they arise from the same or another item.

In particular, the receipt by the Financing Entity of a payment of the principal of the Credit Facility, although the right to the agreed interest is not expressly reserved, shall not extinguish the obligation to pay the interest for which PEISA is liable, which shall continue to be claimable.

In the event of partial voluntary or obligatory early repayment, the amounts shall be applied to cancel the repayments furthest in time.

9.	DELAY IN THE FULFILLMENT OF THE OBLIGATIONS

9.1  Default interest

Default interest shall automatically accrue on any sum of money which is not paid upon maturity, in accordance with the provisions of Article 316 of the Commercial Code, at the rate established below.

No prior demand of the Financing Entity will be necessary in order for the default to exist.

9.2  Default interest rate

The default interest rate applicable to any sum due and unpaid shall be the result of adding two percentage points (2%) to the interest rate applicable at any given time to the sums owed, from the date on which the default has occurred until the full payment thereof.

Where the default refers to any item other than the principal of the Credit Facility, the default interest rate applicable to such items shall be that resulting from the addition of two percentage points to the interest rate of the Drawdown.

9.3  Accrual, capitalization and payment

Default interest shall accrue from day to day on the sums the payment of which has been delayed, on the basis of a 360-day year according to the number of days which have actually elapsed and shall be calculated and paid monthly in arrears from the occurrence of the default until the date on which it ends.

Default interest due and unpaid shall be capitalized monthly (as well as on the date on which the default ceases and on the date on which a payment on account is made) for the purposes of the provisions of Article 317 of the Commercial Code.

9.4  Other rights arising from the default or breach

The provisions of this Clause may not be interpreted as a waiver or loss of the rights of the Financing Entity as a result of the failure to pay, in accordance with the provisions of other Clauses of this Agreement.

10.	INDEMNITY

PEISA undertakes to hold the Financing Entity harmless in relation to any cost which it incurs as a result of obtaining the necessary funds to comply with a Drawdown request which had not been delivered to PEISA for a reason attributable to the latter.

11.	TAXES AND EXPENSES

11.1  Taxes

All taxes, contributions, levies and fiscal charges of any kind, present or future, which are levied on the formalization, application, execution and termination of this Agreement or the performance thereof, are borne exclusively by PEISA.

11.2  Payments net of taxes and grossing up

All payments which PEISA makes to the Financing Entity under this Agreement as repayment, interest, commissions, expenses or any other kind, shall be free of any kind of tax, charge or encumbrance and must be made without any deduction, all of it being borne by PEISA.

If due to any legal imperative PEISA is obliged to make some withholding or payment on account for any reason on the interest payments which it must make in accordance with this Agreement to the Financing Entity, PEISA shall increase such payments by the amount necessary so that the Financing Entity, after having made the withholding or payment on account, receives the same amount as is owned, as if such withholding or payment on account had not existed. In this case PEISA shall send to the Financing Entity, as soon as possible, proof of the payments made to the competent authority.

If after an additional payment made by PEISA under the provisions of this Clause the Financing Entity effectively and definitively recovers all or part of the amount withheld or deducted on account which has given rise to such additional payment (whether in cash or by setoff or deduction), the net amount recovered shall be transferred to PEISA. The foregoing shall not confer on the latter any right of access to the books or records of the Financing Entity except in the context of a judicial dispute.

11.3  Other costs and expenses

Apart from the payment obligations incurred under this agreement as principal, interest, commissions and indemnity and subject to the provisions of Clause 20 below, PEISA assumes at its expense the obligation to pay any other expenses, brokerages, taxes, levies, duties, official stamps, charges, fees and all other existing or future items which may arise or accrue as a result of the conclusion, modification (except assignment), execution or discharge of this Agreement, including, in particular:

(a) The fees, brokerages and out-of-pocket expenses of public authenticating officials who participate in this Agreement, the modifications thereof or the notices, notarial requests or procedures necessary for the performance thereof. It is expressly clarified that PEISA will choose the public authenticating officials that participate in the conclusion, any modification or discharge of this Agreement.

(b) PEISA shall be liable, in any event, for the expenses of the documentation of the Agreement in a public deed, the obtainment of certified or original copies attested by the Notary for the Financing Entity. PEISA hereby authorizes the Financing Entity to obtain at the expense of PEISA a certified copy, meeting the requirements imposed by the Civil Procedure Law so that execution may be dispatched, of any documents attested by a public authenticating official relating to this Agreement, and may request them as well as on its own behalf, on behalf of and by express mandate of PEISA, which the latter confers for such purpose and for which it grants its express and irrevocable consent.

(c) The taxes, levies, surcharges and charges, whether national, provincial or local and regional, which are levied, now or in the future, on the Agreement, the creation, modification, execution or discharge thereof except for the Corporate Income Tax applicable to the Financing Entity.

(d) The expenses, costs and judicial and extrajudicial charges, including the fees of Counsel and Court Procedural Representatives which accrue as a direct result of this Agreement, incurred by the Financing Entity when defending, maintaining or demanding, due to a breach of PEISA, any of the rights of the Financing Entity arising from this Agreement.

12.	ADDITIONAL COST AND SUBSEQUENT ILLEGALITY

12.1  Additional Cost

(a) General Principle.

If as a result of a Legislative Change (meaning (a) the adoption, after the date of this Agreement, of any law, decree or regulation, (b) any change, after the date of this Agreement, in any existing law, decree or regulation or in the interpretation of them which may be made by the governmental authorities or (c) the compliance with any instructions or demand made by any governmental authority after the date of this Agreement),

1. the obligation is imposed on the Financing Entity to create, modify or apply any reserve, coefficient, provision charged to its assets; or

2. any other demand is imposed on the Financing Entity or on the London interbank market which directly affects this Agreement or the Credit Facility;

and as a result of the foregoing, the cost of the Financing Entity to make or maintain the Credit Facility is increased or the amount of the sums received or to be received under the Credit Facility by the Financing Entity is reduced (whether as principal, interest or other item), PEISA will be obliged to pay to the Financing Entity the sums necessary to compensate the Financing Entity for such additional costs incurred or for the reduction suffered, provided that such compensation is not provided for in any other provision of this Agreement.

(b) Capital requirements.

If any Legislative Change relating to the requirements of capital adequacy has the effect of reducing the return from the capital of the Financing Entity, as a result of the grant of the Credit Facility to a level below that which it would have obtained had such Legislative Change not occurred (taking into consideration the existing policies relating to the capital adequacy of the Financing Entity), PEISA must pay to the Financing Entity the amounts which are necessary to compensate such reduction of the return suffered by the Financing Entity, provided that such compensation is not provided for in any other provision of this Agreement.

(c) Exceptions.

The provisions of paragraphs (a) and (b) of this section 12.1 shall not be applicable and PEISA will, therefore, not be obliged to compensate such items to the Financing Entity if such additional costs or reductions in the return from the capital are attributable to the observance, application or implementation of (i) the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 (hereinafter “Basel II”) or (ii) any other statutory rule or regulation implementing Basel II (whether such implementation, application or observance is required by the administrative, governmental or regulatory authorities or by the Financing Entity itself).

(d) Certification of the Financing Entity.

The Financing Entity must prove in documentary form, by certification, that it has incurred the aforementioned increase of cost or reduction of the return and determine in a detailed calculation giving reasons the higher costs or lower revenue. Such proof must be sent to PEISA fifteen (15) Business Days before it may be demanded. In addition, PEISA will not be obliged to pay any amount to the Financing Entity for the items described in paragraphs (a) and (b) above if such events have occurred at least nine (9) months prior to the date of the aforementioned certification, unless the Legislative Change has retroactive effects.

(e) Mitigation of effects.

The Financing Entity shall adopt all the measures which are reasonable in order to avoid or mitigate the effects of the circumstances envisaged in this Clause and shall consult PEISA in good faith in order to find the means for the purpose expressed above, including that of transferring its share in this Agreement, with the consent of PEISA, to another or other credit institutions not affected by the circumstances in question.

(f) Reciprocity.

Reciprocally, if as a Consequence of a Legislative Change obligations of the Financing Entity disappear which involve an increase or positive variation in the return from the transaction for the Financing Entity, or limitations are removed, whether in the interest rate or in the commissions, or of any other nature, which involve an increase in the revenue to which the Financing Entity is entitled under this Agreement, and provided that these circumstances involve an additional benefit for the Financing Entity, the latter will be obliged to compensate PEISA by returning to the latter the real advantage verified and experienced by the Financing Entity.

12.2  Subsequent illegality

Where the fulfillment of any of the obligations arising from this Agreement involves for the Financing Entity the infringement of any statutory provision or regulation or regulatory measure ordered or binding criterion for interpretation which is issued by a competent authority or official body, the Financing Entity, after informing PEISA of the circumstances which cause the infringement or illegality, may declare all its obligations to be cancelled within a maximum period of thirty (30) Business Days from the date of notification to PEISA or within the maximum period allowed by the law in relation to innovation or change if the latter period is shorter.

The Financing Entity shall adopt all the measures which are reasonable in order to avoid or mitigate the effects of the circumstances envisaged in this Clause and shall consult PEISA in good faith in order to find the means for the purpose expressed above, including that of transferring its share in this Agreement, with the consent of PEISA, to another or other credit institutions not affected by the circumstances in question.

If it is not possible to find an alternative measure satisfactory to the Financing Entity, PEISA will be obliged to reimburse to the Financing Entity the Credit Facility and at the same time to pay the appropriate interest calculated up to the date on which the payment actually occurs, as well as the expenses and all other sums which, in accordance with this Agreement, it must pay to the Financing Entity.

13.	DECLARATIONS OF PEISA

13.1  Representations

PEISA makes the representations listed below to the Financing Entity which are considered essential for the grant of the Credit Facility.

(a) That PEISA is a company validly incorporated and registered in the Commercial Registry, with legal personality of its own and sufficient legal capacity to execute the Agreement and to assume all the obligations imposed on it under the Agreement.

(b) That PEISA has all the permits, licenses, authorizations and other approvals necessary to carry on its commercial activities in the manner and with the scope which it currently does, there being, to its knowledge and understanding, no reason or cause which may involve the revocation of any of them.

(c) That the execution and performance of the Agreement: (i) does not infringe any existing statutory provision to which PEISA is subject, Bylaws, nor any other contract or commitment acquired by PEISA; (ii) does not require any authorization, approval or registration by any person, body or entity to which PEISA is subject which has not been obtained, except those which must be given by the National Securities Commission and the National Competition Commission.

(d) That the signatory(ies) on behalf of PEISA is/are legally authorized to bind the entity which he/they represent(s) for the purposes of the Agreement.

(e) That all the information supplied by PEISA to the Financing Entity, including that of a financial nature is correct and truly reflects its situation, there being no acts or omissions which detract from the truthfulness and accuracy of such information in any substantial aspect.

(f) That PEISA has sufficient legal title to use the necessary assets to carry on its respective commercial activity in the manner in which it has been doing so up to now.

(g) That, except for the obligations arising from the Acquisition, PEISA has not assumed any kind of indebtedness other than the Credit Facility nor is it guarantor of any obligation of third parties. The shares of YPF acquired charged to the Credit Facility are free of charges and encumbrances other than those envisaged as a result of the Acquisition, in particular the pledge (or similar security in relation to the ADS of YPF which are listed on the New York Stock Exchange) to be created upon them in favor of the Guarantor.

(h) To the best of its knowledge and understanding, there is no event or circumstance which may have a Significant Prejudicial Effect on PEISA. For the purposes of this Agreement, “Significant Prejudicial Effect” means any event or circumstance which (i) significantly affects the financial or commercial status of PEISA or of the Guarantor and the capacity of PEISA or of the Guarantor to fulfill its payment obligations under the Credit Facility or the Security, or which (ii) renders the Agreement invalid or unenforceable.

(i) That PEISA has fulfilled all commercial and civil (of a contractual or extra-contractual nature), social, labor, environmental and tax obligations the breach of which may have a Significant Prejudicial Effect.

(j) That PEISA has not taken any step aimed at declaring or seeking the declaration of insolvency, cessation of business, dissolution, supervision or reorganization, nor for the appointment of a bankruptcy trustee, supervisor, depository or similar officer, for all or part of its assets or business.

(k) That PEISA is not aware of the commencement against it of any litigation, proceedings or measure of an administrative, judicial or arbitral nature, the result of which may reasonably have a Significant Prejudicial Effect.

(l) There is no event which constitutes a Case of Early Maturity or which, with the passage of time or subject to notification, may constitute a Case of Early Maturity.

For the purposes of this Agreement, “to the best of its knowledge and understanding” means what an organized and diligent entrepreneur should or should have known following a prudent investigation.

13.2  Validity of the representations

The representations provided in Clause 13.1 shall be deemed to be repeated by PEISA on each Drawdown Date by reference to the facts and circumstances existing on that date.

14.	OBLIGATIONS OF PEISA IN ADDITION TO THE PAYMENT OBLIGATIONS

14.1  Information obligations

Without prejudice to all other commitments assumed under this Agreement, PEISA undertakes to fulfill the information obligations provided in this Clause.

(a) Whenever the Financing Entity reasonably so requests, and as soon as is reasonably possible, any information concerning PEISA which is reasonably relevant to verify the truthfulness of the representations and the fulfillment of the obligations contained in this Agreement.

(b) As soon as PEISA becomes aware of it, to notify to the Financing Entity the existence of any Case of Early Maturity.

14.2  Positive and negative obligations of PEISA

Without prejudice to all other obligations assumed under this Agreement, PEISA undertakes to fulfill the positive and negative obligations provided in this Clause.

(a) To use the amount of the Credit Facility for the purposes established in Clause 1.2.

(b) To refrain from commencing any procedure for the merger, spin-off, liquidation or dissolution of PEISA, except in the case of corporate reorganizations in which only companies of the same group as PEISA are involved.

(c) To refrain from allowing or authorizing the change of corporate form or the reduction of capital stock, unless required by law.

(d) To refrain from carrying out or allowing any substantial modification of the activity which constitutes the corporate purpose of PEISA.

(e) To maintain and ensure the maintenance in force of any authorization, permit, license or approval which may be imposed by any rule or required by any authority and which, at the same time, is necessary for the conduct of the activities of PEISA, unless the failure to obtain it does not involve a Significant Prejudicial Effect.

(f) To refrain from granting loans to or providing security for third parties in any legally or economically equivalent form, other than those provided for in the framework of the Acquisition and the financing thereof.

(g) To refrain from assuming or incurring any kind of financial indebtedness other than that arising from this Agreement or from the Acquisition.

(h) To refrain from granting guarantees or sureties or securing obligations of third parties in a manner other than that provided in the framework of the Acquisition and of the financing thereof.

(i) To refrain from offering, granting or establishing any kind of security, pledge, mortgage or any other type of charge or encumbrance on its property and rights in favor of third-party creditors other than those envisaged in the framework of the Acquisition (including those provided for in the documents arising from the Acquisition due to the Option and from the Acquisition due to the Tender Offer) and the financing thereof.

(j) To refrain from carrying out reductions of capital, unless required by law, or from acquiring its own shares.

(k) To comply in all substantial aspects with civil, commercial, administrative, environmental, tax, labor or any other kind of legislation applicable to it, and with the permits and authorizations which are necessary to carry on its activity, maintaining them in force, unless the failure to maintain them does not involve a Significant Prejudicial Effect.

(l) To refrain from distributing dividends, or paying interest or principal of any loan or debt, subordinate or otherwise, without complying in advance with the provisions of Clause 6.3 above.

(m) To refrain from disposing of the shares of YPF which it acquires charged to the Credit Facility unless, on the date of maturity of the Interest Period immediately after the date of disposal of such shares, PEISA allocates the full amount obtained (net of expenses and taxes) to the voluntary early repayment of the Credit Facility in the terms indicated in this Agreement, once any other amounts which must be paid under the provisions of this Agreement on that same date have been discounted and paid (interest and Breakup Costs and other amounts associated with that early repayment obligation).

(n) Whenever it is legally possible and having regard to its representative nature, (i) to keep the shares of YPF financed by this Credit Facility recorded in a securities account opened in the Financing Entity or in any of the entities of the latter’s group and (ii) pay the dividends received due to its shareholding in YPF in account number 0049 1500 09 2210417119 (IBAN ES69 0049 1500 0922 1041 7119) opened by PEISA in the Financing Entity.

15.	EARLY MATURITY

15.1  Cases of Early Maturity

The facts or circumstances listed below constitute cases of breach of the Credit Facility (“Cases of Early Maturity”).

(a) If any obligation to pay, whether the principal, interest, commissions, expenses or any other item owed under this Agreement is unpaid on its due date, unless such failure to pay is due to strictly administrative reasons or force majeure or is rectified within three (3) Business Days from its respective due date or date of enforceability, and without prejudice to the late-payment interest provided for in this Agreement.

(b) If the Credit Facility is not wholly or partially used for the agreed purpose, except the portion which may be used by PEISA to fulfill any obligations to the banking authorities of the Argentinean Republic.

(c) If any significant obligation is breached other than the payment obligation assumed by PEISA under the Agreement, and in particular, but not so limited, if any of the obligations contained in Clause 14 is seriously breached, and such breach is not rectified within thirty (30) days from the date on which the Financing Entity has notified such situation, provided that such breach is rectifiable.

(d) If the representations of PEISA made in the Agreement are false in their substantial aspects or when they are repeated in accordance with the provisions of Clause 13.2, cease to be true in some substantial aspect and have a Significant Prejudicial Effect on PEISA.

(e) If PEISA stops paying any debt due to funds taken on loan or refundable funds otherwise obtained (including any debt arising from hedging contracts or derivatives), other than those incurred under this Agreement or if due to a breach of the Guarantor, any other payment obligations assumed by the Guarantor under financial contracts of a similar nature are declared due and payable prior to the maturity thereof, provided that the amount of the obligations declared due and payable, together or separately, exceeds 10% of the consolidated assets of the Repsol Group, as contained in the Financial Statements for the last financial year approved by the Shareholders Meeting of Repsol.

(f) If judicial proceedings are commenced against PEISA which involve execution or attachment for a sum exceeding USD 5,000,000 or if judicial proceedings are commenced against the Guarantor (provided that an administrative or governmental authority or its companies or subsidiary instrumentalities are not a party or have not commenced such proceedings) which involve execution or attachment for a sum exceeding 10% of the consolidated assets of the Repsol Group, as contained in the Financial Statements for the last financial year approved by the Shareholders Meeting of Repsol.

(g) If PEISA presents a petition for insolvency or if, if the petition is presented by a third party, it is admitted by judicial resolution, or is subject to judicial administration or attachment, or is the subject of seizure or supervision, or its shares or a substantial part of its assets are expropriated, or it recognizes its incapacity to pay its debts upon maturity, or renegotiation of all or a substantial part of its payment obligations is commenced, or any other similar action or measure, judicial or private, is performed, which has similar effects, or the situation of insolvency of PEISA is obvious for any reason.

(h) If the Guarantor presents a petition for insolvency or if, if the petition is presented by a third party, it is admitted by judicial resolution, or is subject to judicial administration or attachment, or it recognizes its incapacity to pay its debts upon maturity, or renegotiation of all or a substantial part of its payment obligations is commenced, or any other similar action or measure, judicial or private, is performed, which has similar effects, or the situation of insolvency of the Guarantor is obvious for any reason.

(i) If for any reason PEISA or the Guarantor discontinues its business activity in full, or substantially reduces it, or radically modifies it, or calls or holds a Shareholders Meeting to decide any of those measures or if it is placed in a situation constituting legal grounds for dissolution or liquidation and such situation is not resolved within 15 days.

(j) If the Security granted by the Guarantor under the Security Agreement ceases to be valid or enforceable or any reason.

15.2  Effects of Total Early Maturity

Once notified to PEISA, the early maturity shall have the following effects:

(a) the cancellation of the possibility of drawing down the Credit Facility if it has not been disbursed;

(b) the obligation of PEISA to reimburse, within seven (7) days from when it is notified, the full outstanding balance of the principal drawn down and pending repayment;

(c) the immediate enforceability of the interest accrued and any commissions, expenses and other items owed by PEISA;

(d) the obligation of PEISA to indemnify the Financing Entity for the damage envisaged in sub-Clause 10 (a) which may be caused to it by the reimbursement of the Credit Facility by PEISA on a date other than those on which the current interest would have fallen due, as a result of a lower return from its investment up to the maturity envisaged compared with the cost attributable to the obtainment of those funds when they were supplied to PEISA, according to the evidentiary calculation which must be presented by the Financing Entity;

(e) the accrual of default interest on the sums owed in accordance with the previous sections if they are not paid within seven (7) days after being notified of the declaration of early maturity.

16.	CALCULATION OF THE BALANCE OWED AND JUDICIAL EXECUTION

In the event of ordinary or early maturity of the Credit Facility or full or partial termination of the Agreement, the Financing Entity may calculate the account mentioned in Section 3, it being expressly agreed that the balance of such calculation, duly certified by the Financing Entity will be a net due and payable sum (in accordance with the provisions of Articles 571 and 572 of Civil Procedure Law 1/2000, of January 7), for the purposes of payment and the dispatch of execution for the purposes of judicial or extrajudicial claims. The amount payable resulting from such calculation shall be notified to PEISA and to the Guarantor, in accordance with the provisions of Art. 572.2 in fine of the above-mentioned Law.

A copy of this Agreement documented in a public instrument with the formalities established in Civil Procedure Law 1/2000, of January 7, shall constitute a document with executive force, to which must the following documents must be attached:

(a) Certificate issued by the Notary that has supervised the documentation in a public deed or keeps its Register, proving the compliance of the copy of the Agreement documented in a public deed with the entries of the Register and the date of such entries.

(b) The certificate referred to in the first paragraph of this Clause, stating the balance of the account mentioned in Clause Error! Reference source not found., arising from the calculation made by the Financing Entity. The Notary shall state in said certificate that he acts at the request of the Financing Entity, that the calculation of the debt of PEISA has been performed in the manner agreed by the Parties in this Agreement.

(c) The statement of the debit and credit entries and those for the application of interest which determine the specific balance for which the dispatch of execution is sought.

(d) The document proving that PEISA and the Guarantor have been notified of the amount payable, in accordance with the provisions of the first paragraph of this Clause.

17.	SETOFF

PEISA expressly authorizes the Financing Entity to use for the payment of any sums due and unpaid by any of the under this Agreement, the monetary balances which may exist in favor of the latter in the Financing Entity, whether in current, savings or any other present or future cash deposit.

The power provided in this Clause shall be directly applicable to the balances described in the previous paragraph although they are denominated in the currency of the Credit Facility, in which case the Financing Entity may make the appropriate conversion to the market rates then in force reported by the Reference Entities.

18.	CALCULATION OF PERIODS

For the purposes of the calculation of the periods envisaged in this Agreement, the definitions contained in this Clause shall be used.

“Hours”: means the time in Madrid, unless expressly stipulated otherwise.

“Calendar day”: means every day of the Gregorian calendar. Periods indicated in days shall be deemed to be calendar days unless expressly stipulated otherwise.

“Working day”: (i) for the payments envisaged in this Agreement, the days on which the London inter-bank market is operative for transfers in USD, provided that it is not (ii) Saturday, Sunday, or a public holiday in Madrid, London and Buenos Aires.

“Week”: means the period between a certain day and the same day of the following week, inclusive.

“Month”: means the period between a certain day and the same date of the following month, inclusive, unless in the following month that date does not exist, in which case it shall end on the last day of that following month.

“Quarter” or “three months”: means the period of time between any specific day and the same date of the following third consecutive month of the calendar, inclusive, unless in such third month that date does not exist, in which case it shall end on the last day of that third month.

“Semester” or “six months”: means the period of time between any specific day and the same date of the following sixth consecutive month of the calendar, inclusive, unless in such sixth month that date does not exist, in which case it shall end on the last day of that sixth month.

“Year” or “twelve months”: means the period of time between any specific day and the same date of the following twelfth consecutive month of the calendar, inclusive, unless in such twelfth month that date does not exist, in which case it shall end on the last day of that twelfth month.

The dates established in this Agreement for the making of any payment which turns out to be a non-business day shall be deemed to be transferred to the next Business Day, unless it falls within the following month of the calendar, in which case they shall be deemed to be transferred to the immediately previous Business Day. If this gives rise to a greater or lesser duration in a period of time which must end on that payment date, the extension or reduction of the period thus applied shall be deducted or added respectively in the very next period which follows it.

19.	NOTICES

19.1  Form of serving notices

Notices between PEISA, the Guarantor and the Financing Entity arising from this Agreement for which a specific form is not provided, shall be served using any means which provides evidence of the dispatch and receipt thereof.

Communications in writing shall be deemed to be duly served when issued in writing, with the necessary advance notice in each case, by telegram, bureau fax or fax sent to the respective addresses and numbers listed in the following paragraphs, or personally by messenger who obtains acknowledgment of receipt from the addressee. The receipt of issue of the telegram, or the original of the bureau fax or fax containing the receipt thereof at the numbers indicated, shall constitute due proof of the communication, except telegraphic communications or communications by fax (not those sent by bureau fax offered by the Post Office) must be confirmed by letters signed by a person authorized for the communication which has been received, sent by registered mail or by messenger who obtains an acknowledgment of receipt by the addressee or by acknowledgment of receipt responded to by the same channel by the addressee thereof.

19.2  Addresses

Those indicated in Schedule 2 are specified as addresses, fax numbers and contact persons of all the parties to this Agreement.

19.3  New addresses

Any change in the addresses indicated in this Agreement shall not take effect unless it has been duly notified to the other party at least five (5) days in advance.

20.	ASSIGNMENTS

20.1  Assignment by the Financing Entity

The Financing Entity may assign to third parties, in whole or in part, its contractual position under this Agreement, provided that the following requirements are met:

a) The assignment is notified to PEISA five (5) days prior to the date on which it occurs.

b) Possible assignees. The assignee must be a financial institution (excluding for the purposes of this agreement collective investment institutions, collective investment institutions of free-investment collective investment institutions, entities known as hedge funds as well as venture capital entities — irrespective of their legal form-), credit institution, or securitization fund which may be included in any of the following sections:

(1) Entities resident for tax purposes in Spain to which are applicable the provisions of Article 59.c) of the Corporate Income Tax Regulations approved by Royal Decree 1777/2004, of July 30; or the regulations which may replace it in the future.

(2) Entities not resident for tax purposes in Spain which, in relation to this agreement, act through a permanent establishment in Spain and to which are applicable the provisions of Article 81 paragraph two of the Nonresident Income Tax Regulations approved by Royal Decree 1776/2004, of July 30; or the regulations which may replace it in the future.

(3) Entities resident for tax purposes in a Member State of the European Union and which act directly or through a permanent establishment in another Member State of the European Union, provided that in relation to this agreement they do not act through a permanent establishment situated in Spain or through a country or territory classified as a tax haven according to Spanish legislation applicable.

(4) Entities not resident for tax purposes in Spain and which are entitled to the application of a Convention for the avoidance of double taxation entered into by Spain and their country of residence, under which the payments which are made to it under this agreement are exempt from taxation in Spain.

Minimum amount of each assignment. Except in the case of the assignment of the total of the assignor in the finance the subject-matter of this Agreement, the amount of each assignment transaction shall be equal to USD 5,000,000 (or, if greater, of whole multiples of USD 500,000).

That PEISA does not assume vis-à-vis the assignee greater obligations than those which it has incurred with the assignor and the assignment does not involve any additional cost for PEISA, including, in particular, that the assignment does not involve for PEISA greater obligations or costs than those for which under Clauses 10, 11 and 12 it would have been liable in relation to the assignor. If the assignee entity is a foreigner, it must deliver annually to PEISA the appropriate tax residence certificates, otherwise, PEISA will not be obliged, in relation to such assignee, to make the payments envisaged in Clause 12.

The assignments referred to in this Clause 20.1 shall only be binding and shall only take effect in relation to PEISA and the Guarantor when all the requirements mentioned in the previous paragraphs have been met.

PEISA undertakes, if requested to do so by the assignor or the assignee, and provided that the requirements provided in this Clause are met, to personally appear before the Notary that may be designated by the assignor or the assignee at the expense of the assignor or the assignee, to grant its consent to any assignment made and to formalize the novation of the party to this Agreement, and to notify the assignment to the Bank of Spain, if the assignor or the assignee is not resident in Spain, as required from time to time by the applicable legislation.

The assignor undertakes to send to PEISA and to the Guarantor a certified copy of the deed or attested contract of assignment five (5) days prior to the date on which the assignment takes effect.

20.2  Assignment by PEISA

The contractual position, rights and obligations of PEISA may not be assigned or transferred in any event on any basis.

21.	JURISDICTION

The Parties, waiving the forum to which they may be entitled, expressly submit to the jurisdiction of the Courts of the City of Madrid.

22.	APPLICABLE LEGISLATION

This Agreement shall be governed by and interpreted in accordance with Spanish law applicable in the national territory.

PETERSEN ENERGÍA INVERSORA, S.A.

/s/ Ignacio Cruz Morán Mr. Ignacio Cruz Morán	/s/ Mauro Renato José Dacomo P.p. Mr. Mauro Renato José Dacomo

BANCO SANTANDER S.A.

/s/ Juan de Porras Aguirre P.p. Mr. Juan de Porras Aguirre	/s/ Javier Martín Robles P.p. Mr. Javier Martín Robles